Exhibit 99.2

MAIA Biotechnology’s Phase 3 Momentum Demonstrates Potential Breakthrough Anticancer Opportunity in $50 Billion Immunotherapy Market

Ongoing Phase 3 full approval clinical trial of ateganosine holds high probability of technical success for interim and full analysis

FDA Fast Track designation offers clear pathway for ateganosine as third-line therapy for non-small cell lung cancer (NSCLC)

First and only direct telomere-targeting anticancer agent in clinical development anywhere

MAIA CEO details development pipeline in letter to shareholders

CHICAGO – February 24, 2026 – MAIA Biotechnology, Inc. (NYSE American: MAIA) (“MAIA”, the “Company”), a clinical-stage biopharmaceutical company focused on developing targeted immunotherapies for cancer, today published a 2026 Letter to Shareholders by Founder and CEO Vlad Vitoc, M.D. featuring the Company’s strong momentum in clinical trials of its lead molecule, ateganosine, as a treatment for non-small cell lung cancer (NSCLC). As a potential breakthrough therapy, ateganosine holds substantial commercial opportunity in a $50 billion global immunotherapy market.1

As stated in the Letter, Dr. Vitoc wrote, “Our development strategy intentionally targets the third-line (3L) NSCLC population, where the unmet need is urgent. No established standard of care exists in 3L treatment, with most oncologists currently treating 3L patients with chemotherapy, leading to particularly poor clinical outcomes. In clinical studies, ateganosine sequenced with an immune checkpoint inhibitor (CPI) has demonstrated outcomes that exceed those historically achieved with either CPI-based therapy or chemotherapy alone. These findings position ateganosine not as a competitor to CPIs, but as the foundation of a new treatment category designed specifically for advanced NSCLC following CPI and chemotherapy failure. By focusing on a third-line population with no defined standard of care, we are addressing an underserved group of approximately 50,000 patients annually in the United States and creating a differentiated, incremental revenue opportunity outside of the CPI market.

“Ateganosine could mark the start of a new therapeutic category in cancer treatment and could become the standard of care for multiple cancer indications,” Dr. Vitoc added. “The commercial opportunity for ateganosine could be immense.”

Dr. Vitoc concluded his Letter with the following statement: “As we move forward, we are optimistic about the progress and potential outcomes of our advanced trials and the broader promise of ateganosine. We are grateful to our stockholders, employees, partners and investigators, for their continued support and commitment. With strong momentum and a clear path ahead, we believe MAIA Biotechnology’s future is bright and rich with opportunity.”

1 Immune Checkpoint Inhibitors Market Analysis by Mordor Intelligence, July 2025

MAIA’s 2026 Letter to Shareholders is available in its entirety at ir.maiabiotech.com.

About Ateganosine

Ateganosine (THIO, 6-thio-dG or 6-thio-2’-deoxyguanosine) is a first-in-class investigational telomere-targeting agent currently in clinical development to evaluate its activity in non-small cell lung cancer (NSCLC). Telomeres, along with the enzyme telomerase, play a fundamental role in the survival of cancer cells and their resistance to current therapies. The modified nucleotide 6-thio-2’-deoxyguanosine induces telomerase-dependent telomeric DNA modification, DNA damage responses, and selective cancer cell death. Ateganosine-damaged telomeric fragments accumulate in cytosolic micronuclei and activates both innate (cGAS/STING) and adaptive (T-cell) immune responses. The sequential treatment of ateganosine followed by PD-(L)1 inhibitors resulted in profound and persistent tumor regression in advanced, in vivo cancer models by induction of cancer type–specific immune memory. Ateganosine is presently developed as a second or later line of treatment for NSCLC for patients that have progressed beyond the standard-of-care regimen of existing checkpoint inhibitors.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is ateganosine (THIO), a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

Forward Looking Statements

MAIA cautions that all statements, other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels or activity, performance or achievements to be materially different from those anticipated by such statements. The use of words such as “may,” “might,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward looking statements. However, the absence of these words does not mean that statements are not forward-looking. For example, all statements we make regarding (i) the initiation, timing, cost, progress and results of our preclinical and clinical studies and our research and development programs, (ii) our ability to advance product candidates into, and successfully complete, clinical studies, (iii) the timing or likelihood of regulatory filings and approvals, (iv) our ability to develop, manufacture and commercialize our product candidates and to improve the manufacturing process, (v) the rate and degree of market acceptance of our product candidates, (vi) the size and growth potential of the markets for our product candidates and our ability to serve those markets, and (vii) our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates, are forward looking. All forward-looking statements are based on current estimates, assumptions and expectations by our management that, although we believe to be reasonable, are inherently uncertain. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and are subject to risks and uncertainties and other factors beyond our control that may cause actual results to differ materially from those expressed in any forward-looking statement. Any forward-looking statement speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In this release, unless the context requires otherwise, “MAIA,” “Company,” “we,” “our,” and “us” refers to MAIA Biotechnology, Inc. and its subsidiaries.

Investor Relations Contact

+1 (872) 270-3518

ir@maiabiotech.com